Exhibit 12

CONOCOPHILLIPS AND CONSOLIDATED SUBSIDIARIES

TOTAL ENTERPRISE

Computation of Ratio of Earnings to Fixed Charges

	Millions of Dollars
	Years Ended December 31
	2015	2014		2013	2012	2011
Earnings Available for Fixed Charges
Income (loss) from continuing operations before income taxes and noncontrolling interests that have not incurred fixed charges	$(7,296)	9,321		14,387	15,356	15,334
Distributions less than equity in earnings of affiliates	101	77	*	(822)	(596)	(131)
Fixed charges, excluding capitalized interest**	1,192	901		787	1,127	1,160

	$(6,003)	10,299		14,352	15,887	16,363

Fixed Charges
Interest and expense on indebtedness, excluding capitalized interest	$920	648		612	749	972
Capitalized interest	294	488		667	615	489
Interest portion of rental expense	70	114		75	67	53

	$1,284	1,250		1,354	1,431	1,514

Ratio of Earnings to Fixed Charges***	—	8.2		10.6	11.1	10.8

*	Includes a significant distribution from a Canadian joint venture.
**	Includes amortization of capitalized interest totaling approximately $202 million in 2015, $139 million in 2014, $101 million in 2013, $311 million in 2012, and $135 million in 2011.
***	Earnings for the year ended December 31, 2015, were inadequate to cover fixed charges by $7,287 million.